Exhibit 99.1

Geron Corporation Reports 2009 Third Quarter Financial Results and Events

MENLO PARK, Calif.--(BUSINESS WIRE)--October 29, 2009--Geron Corporation (Nasdaq:GERN) today reported financial results for the three and nine months ended September 30, 2009.

For the third quarter of 2009, the company reported net loss applicable to common stockholders of $15.2 million, or $(0.17) per share, compared to $17.2 million, or $(0.22) per share, for the comparable 2008 period. Net loss applicable to common stockholders for the first nine months of 2009 was $52.0 million, or $(0.59) per share, compared to $44.4 million, or $(0.57) per share, for the comparable 2008 period.

Revenues for the third quarter of 2009 were $494,000, compared to $367,000 for the comparable 2008 period. Revenues for the first nine months of 2009 were $1.1 million, compared to $2.3 million for the comparable 2008 period. Revenues for the third quarter and year-to-date periods of 2009 and 2008 reflect royalty and license fee revenue and collaboration funding revenue under various agreements. Revenues for the first nine months of 2008 also included receipt of a $1.5 million milestone payment.

Interest and other income for the third quarter of 2009 amounted to $240,000, compared to $1.2 million for the comparable 2008 period. Interest and other income for the first nine months of 2009 was $1.1 million, compared to $4.5 million for the comparable 2008 period which reflects the lower interest rate environment. The company has not incurred any impairment charges on its marketable securities portfolio.

Total operating expenses for the third quarter of 2009 were $16.9 million, compared to $18.3 million for the comparable 2008 period. Research and development expenses for the third quarter of 2009 were $13.4 million, compared to $14.2 million for the comparable 2008 period. Research and development expenses decreased primarily as a result of the timing of purchases of drug product for clinical trials. General and administrative expenses for the third quarter of 2009 were $3.5 million, compared to $4.1 million for the comparable 2008 period.

Total operating expenses for the first nine months of 2009 were $53.0 million, compared to $51.6 million for the comparable 2008 period. Research and development expenses for the first nine months of 2009 were $42.3 million, compared to $39.4 million for the comparable 2008 period. Overall research and development expenses increased in 2009 as a result of hiring additional personnel, increased clinical trial costs and increased production costs associated with the GRNVAC1 clinical trial in AML and initiation of the GRNOPC1 clinical trial in spinal cord injury. General and administrative expenses for the first nine months of 2009 were $10.7 million, compared to $12.2 million for the comparable 2008 period. The reduction in general and administrative expenses was primarily the result of lower legal costs associated with our patents and consulting costs.

Third Quarter 2009 Highlights:

  Geron scientists published data in the journal Regenerative Medicine demonstrating that dendritic cells (DCs) scalably manufactured from human embryonic stem cells (hESCs) exhibit the normal functions of naturally occurring human DCs found in the bloodstream. These findings support the use of hESC-derived DCs in therapeutic vaccine applications for cancer and other diseases.
  The U.S. Food and Drug Administration (FDA) placed Geron’s IND (Investigational New Drug application) for GRNOPC1, a cell therapy for neurologically complete, subacute spinal cord injury, on clinical hold pending the agency’s review of new nonclinical animal study data. The data showed a higher frequency of cysts, although their characteristics were similar to what was observed in previous studies: non-proliferative, confined to the injury site, smaller than the injury cavity and not associated with adverse clinical outcomes. The company has identified new candidate markers and assays for product release that are linked with cyst formation across all animal studies in which cysts were found. The company is in discussions with the FDA to answer its questions in anticipation of proceeding with the clinical trial.
  Calvin B. Harley, Ph.D., the company’s chief scientific officer (CSO) for telomerase technologies, retired on September 15, 2009. Dr. Harley joined Geron in 1993 and served as CSO since 1996. Dr. Harley will continue a relationship with Geron in a senior advisory capacity.
  Shares of Geron common stock and warrants to purchase common stock were sold to certain institutional investors for proceeds of $3.6 million. The proceeds funded an equity contribution to ViaGen, Inc. to maintain Geron’s ownership interest, and were in part used to repay a $1.5 million loan extended by Geron to ViaGen.
  Corning Incorporated, Geron’s collaborator, presented data showing multi-passage growth of multiple undifferentiated hESC lines and the subsequent differentiation of one of these cell lines into cardiomyocytes. Corning is developing novel synthetic surface matrices that support the growth and differentiation of hESCs in a defined (animal-free) medium.

Conference Call

At 8:00 a.m. PDT / 11:00 a.m. EDT on Friday, October 30, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s third quarter and year-to-date results.

Participants can access the conference call via telephone by dialing 866-356-3093 (U.S.) or 617-597-5381 (international). The passcode is 61745709. A live audio-only Webcast is also available through a link that is posted on the events page in the Investors section of Geron’s Website at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay until November 30, 2009.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers. For more information, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies and future operating results constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2009.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
(In thousands, except share and per share data)	2009	2008	2009	2008

Revenues from collaborative agreements	$225	$74	$225	$240
License fees and royalties	269	293	896	2,019
Total revenues	494	367	1,121	2,259

Operating expenses:
Research and development	13,395	14,208	42,278	39,435
General and administrative	3,499	4,093	10,705	12,165
Total operating expenses	16,894	18,301	52,983	51,600
Loss from operations	(16,400)	(17,934)	(51,862)	(49,341)

Unrealized gain (loss) on derivatives, net	966	(162)	(287)	739
Interest and other income	240	1,197	1,128	4,513
Losses recognized under equity method investment	-	(229)	(656)	(229)
Interest and other expense	(30)	(23)	(116)	(71)
Net loss	(15,224)	(17,151)	(51,793)	(44,389)
Deemed dividend on derivatives	-	-	(190)	-
Net loss applicable to common stockholders	$(15,224)	$(17,151)	$(51,983)	$(44,389)

Basic and diluted net loss per share applicable to common stockholders	$(0.17)	$(0.22)	$(0.59)	$(0.57)
Shares used in computing basic and diluted net loss per share applicable to common stockholders	89,402,642	78,752,645	87,370,361	77,841,505
CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
(In thousands)	2009	2008
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$98,660	$110,164
Marketable securities	80,748	53,491
Other current assets	5,275	4,591
Total current assets	184,683	168,246

Property and equipment, net	4,265	4,386
Deposits and other assets	3,974	3,586
	$192,922	$176,218

Current liabilities	$9,359	$7,711
Noncurrent liabilities	525	52
Stockholders’ equity	183,038	168,455
	$192,922	$176,218

Note 1: Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com